                                                                    EXHIBIT 99.1

RF Micro Devices, Inc. Announces First Quarter Result and Two-for-one Stock
Split

GREENSBORO, N.C.--July 20, 1999--RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today reported financial results for its first quarter of fiscal 2000.

Revenues for the quarter were approximately $62.0 million, an increase of 165% over revenues of $23.4 million for the corresponding quarter of fiscal 1999 and an increase of 10% over the previous quarter's revenues of $56.5 million. The increase in sequential revenues was primarily attributable to increased shipments from the Company's wafer fab in response to continued strong demand for RFICs in the cellular and PCS handset market.

Gross profit for the quarter rose to $26.4 million, versus $7.8 million for the corresponding quarter of fiscal 1999, and increased 23% sequentially over gross profit of $21.4 million for the quarter ended March 31, 1999. The gross profit margin for the quarter increased sequentially 470 basis points to 42.6% from 37.9%. The primary reason for the gross margin expansion was a proportional increase in lower cost output from the Company's GaAs HBT wafer fab facility.

Net income for the quarter was $10.4 million, or $0.25 per diluted share, based on a tax rate of 35%, compared to net income of $1.7 million, or $0.05 per diluted share, for the first quarter of fiscal 1999, and net income of $9.9 million, or $0.25 per diluted share, for the fourth quarter of fiscal 1999, based on a tax rate of 22.7%. Diluted shares outstanding for the three months ended June 30, 1999 were 42.3 million compared to 40.3 million for the three months ended March 31, 1999. The increase in share count for the quarter ended June 30, 1999 was caused primarily by including the dilutive effect of the full amount of shares issued in the Company's secondary stock offering completed on January 21, 1999.

Comments From Management

David Norbury, President and Chief Executive Officer, stated, "Demand was again strong for the quarter, resulting in record orders. Orders from and shipments to our largest customer were at an all-time high, while sales to this customer decreased as a percentage of total sales.

"Significantly, Motorola emerged as our second largest customer in bookings for the quarter. We now have more production sockets with Motorola than with any other customer. RFMD products are now in production or will shortly be going into production in Motorola cellular handsets, an iDEN handset, two-way pagers, digital base stations, wireless local loop and fixed wireless terminals, cable access units, and digital and analog industrial radios. The mix of products supplied into these applications includes general purpose and power amplifiers, integrated receiver ICs, upconverters, modulators and demodulators. Process technologies involved include gallium arsenide HBT, gallium arsenide MESFET and silicon bipolar.

"Operationally, capacity expansion efforts that we announced last quarter are going very well. The first multi-wafer Molecular Beam Epitaxial (MBE) reactor has been moved into the new facility and is


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expected shortly to begin producing wafers. Also, we have been pleased with the results of our efforts to increase output from our GaAs HBT fab.

"To address the critical need for design resources, we opened two design centers during the quarter, one in Scotts Valley, CA and one in Cedar Rapids, IA. Each of these centers has a highly competent and enthusiastic staff that will contribute significantly to RFMD's ability to capture new business. We're happy to have them on board. We anticipate that other centers will be announced later this year."

Stock Split

Norbury concluded, "Finally, I am pleased to announce that our Board of Directors has approved a two-for-one stock split. The stock split is conditioned upon approval at the Company's annual shareholders meeting on July 27, 1999 of a proposed amendment to the Company's articles of incorporation to increase the Company's authorized common stock to 150 million shares. The stock split will be effected as a 100% stock dividend. Shareholders of record on August 2, 1999 will be issued a certificate representing one additional share of common stock for each share of common stock held on the record date. The additional shares will be mailed or delivered on or about August 18, 1999 by the Company's transfer agent, First Union Shareholder Services. Upon completion of the split, the Company will have approximately 79.1 million shares outstanding."

RF Micro Devices, Inc., an ISO 9001 certified manufacturer, designs, develops, manufactures and markets proprietary RFICs for wireless communications applications such as cellular and PCS phones, cordless phones, wireless LANs, wireless local loop handsets, industrial radios, wireless security systems and remote meter readers. The Company offers a broad array of products -- including amplifiers, mixers, modulators/demodulators, and single-chip receivers, transmitters and transceivers -- that represent a substantial majority of the RFICs required in wireless subscriber equipment. The Company's strategy is to focus on wireless markets by offering a broad range of standard and custom designed RFICs in order to position itself as a "one-stop" solution for its customers' RFIC needs. RF Micro Devices, Inc. is traded on the Nasdaq National Market under the symbol RFMD.

This press release contains forward-looking statements that relate to the Company's plans, objectives, estimates and goals. Words such as "expects," "anticipates," "intends," "plans," "believes," and "estimates," and variations of such words and similar expressions identify such forward-looking statements. The Company's business is subject to numerous risks and uncertainties, including probable variability in the Company's quarterly operating results, manufacturing capacity constraints, risks associated with the Company's operation of a wafer fabrication facility, dependence on a limited number of customers, variability in production yields, the Company's ability to manage rapid growth, dependence on third parties and risks associated with doing business in Asia and other areas of the world. These and other risks and uncertainties, which are described in more detail in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.


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                         RF Micro Devices, Inc.
                        Statement of Operations
                            (In Thousands)
                              (Unaudited)

                                           Three Months Ended
                                                 June 30,
                                            1999           1998
                                          -------        -------
Total Revenue                             $62,048        $23,441
Costs and expenses:
     Cost of goods sold                    35,645         15,603
     Research and development               6,038          2,777
     Marketing and selling                  3,632          2,176
     General and administrative             1,907            868
                                          -------        -------
          Total costs and expenses        $47,222        $21,424
Operating income                          $14,825        $ 2,017
                                          -------        -------
Other income, net                           1,203            156
Income before income taxes                $16,028        $ 2,173
                                          -------        -------
Income taxes                                5,610            500
Net income                                $10,418        $ 1,673
                                          ======================
Net income per share                      $  0.25        $  0.05
                                          ======================
Diluted shares outstanding                 42,334         34,132


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                         RF Micro Devices, Inc.
                 Condensed Consolidated Balance Sheets
                            (In Thousands)

                                                           (Unaudited)       (Audited)
                                                             June 30,        March 31,
                                                               1999             1999
                                                             --------        --------
ASSETS
Current assets:
     Cash and cash equivalents                               $124,930        $147,545
     Accounts receivable, net                                  32,994          23,697
     Inventories                                               28,560          27,335
     Current deferred tax asset                                   900             898
     Other current assets                                         229             243
                                                             --------        --------
         Total current assets                                 187,613         199,718
Property and equipment, net                                    92,452          67,431
Technology license                                              3,024           3,078
Restricted cash                                                 3,860           3,860
Non-current deferred tax asset                                  1,088           1,088
Other assets                                                      582             583
                                                             --------        --------
         Total assets                                        $288,619        $275,758
                                                             ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
     Accounts payable and accruals                           $ 25,400        $ 24,700
     Taxes payable                                              5,289           2,854
     Current obligations under capital leases                   4,277           4,246
                                                             --------        --------
         Total current liabilities                             34,966          31,800

Long-term debt, less current maturities                          --              --
Obligations under capital
   leases, less current maturities                             11,556          12,587
Non-current deferred tax liability                                465             465
                                                             --------        --------
         Total liabilities                                     46,987          44,852

Preferred Stock                                                  --              --
Shareholders' equity                                          241,632         230,906
                                                             --------        --------
         Total liabilities and shareholders' equity          $288,619        $275,758
                                                             ========        ========


Contact:
     RF MICRO DEVICES, Greensboro
     Dean Priddy, 336/664-1233
     or
     Financial Relations Board:
     General info.: Doug Delieto, 212/661-8030
     Analyst info.: Elizabeth Eakley, 212/661-8030
     Media info.: Claudine Cornelis, 212/661-8030